SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 19, 2007

OXFORD MEDIA, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-51125	20-3270909
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Technology Drive
Building H, Irvine, California 92618
(Address of Principal Executive Offices)

(949) 727-3104
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Termination of David Noyes: The termination of the Company’s chief financial officer, David Noyes, was deemed to be effective as of and on March 19, 2007. The Company and Mr. Noyes mutually agreed that each party would retain their respective rights in regard to the termination, and that neither waived any of their respective rights in regard to the termination.

Termination of Herbert Presley: The termination of the Company’s chief technology officer, Herbert Presley, was deemed to be effective as of and on March 19, 2007. The Company and Mr. Presley mutually agreed that each party would retain their respective rights in regard to the termination, and that neither waived any of their respective rights in regard to the termination.

Appointment of Brian Weiss: On March 20, 2007, Brian Weiss was appointed by the Company’s Board of Directors as the Company’s interim chief financial officer. Mr. Weiss will serve as the Company’s chief financial officer until such time as the Company appoints a replacement to serve as the permanent chief financial officer.

Mr. Weiss, age 36, has over 13 years of experience in corporate finance.  Mr. Weiss currently serves as the Managing Director of BSW & Associates, a firm he founded in in November, 2005, which specializes in corporate finance, accounting, SEC reporting, restructuring and mergers and acquisitions. From 2004 to 2005, Mr. Weiss served as Vice President of Finance, North America Tomy Corporation, a subsidiary of Tomy Co., Ltd., one of the world’s largest toy companies prior to its merger with Takara. While there, Mr. Weiss successfully led the financial turnaround of the Company's North American operations.  From 2002 to 2004, Mr. Weiss served as Financial Controller for Jazz Semiconductor (AMEX: JAZ). From 2000 to 2002, Mr. Weiss served as Corporate Controller for Avamar Technologies, prior to being acquired by EMC Corporation. Mr. Weiss currently serves on the board of directors and is chairman of the audit committee for PGMI, Inc. (OTC: PGMI). Mr. Weiss received his M.B.A from the University of Southern California, and a B.S. in Accounting from San Diego State University. He is also a Certified Public Accountant.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OXFORD MEDIA, INC.

/s/ Lewis Jaffe
Lewis Jaffe, Chief Executive Officer

Date: March 22, 2007